March 17, 2014

Re: ICON Leasing Fund Twelve, LLC (“Fund Twelve”)

Dear Registered Representative:

We are writing to notify you in advance that the Liquidation Period for Fund Twelve is scheduled to commence on May 1, 2014 and is expected to continue for several years.  Your clients will receive the letter below with their first quarter 2014 investor statement, which will be mailed out in early April.  Should you have any questions, please feel free to call your Marketing Director at (800) 435-5697 or our Investor Relations Department at (800) 343-3736.

April 1, 2014

Re:  ICON Leasing Fund Twelve, LLC (“Fund Twelve”)

Dear Investor:

We are writing to advise you that, effective April 30, 2014, we will officially close our Operating Period and enter the Liquidation Period, wherein we will begin the orderly termination of our operations and make distributions from loan payments, net rental income and sales proceeds as our investments are liquidated.  Please note that the amount and timing of future distributions will fluctuate as the portfolio winds down and assets are sold.

As always, if you have any questions, please feel free to contact our Investor Relations Department at (800) 343-3736.

Sincerely,

    ICON Capital, LLC

Michael A. Reisner Co-President and Co-CEO	Mark Gatto Co-President and Co-CEO

100 Grossman Drive, Suite 301, Braintree, MA 02184  www.iconinvestments.com